UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 18, 2005

LOGICVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31773	94-3166964

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Metro Drive, 3rd Floor San Jose, California		95110

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code
(408) 453-0146

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          Cash Bonus Plan
          On February 18, 2005, the Board of Directors of LogicVision, Inc. (“the Company”), taking into account the recommendation of the Compensation Committee, approved a cash bonus plan for the 2005 fiscal year, which is based upon both qualitative and quantitative goals.  Bonuses to executive officers will be based upon the achievement of bookings, revenues, profit before taxes and individual objectives. Executive officers will not be eligible for bonuses unless the Company meets or exceeds threshold target performance percentages of internally established bookings, revenues and profit before taxes goals.  Aggregate 2005 target bonuses are as follows:  $110,000 for the Chief Executive Officer and $55,000 for each of his direct reports, other than sales executives.  Depending upon actual performance in 2005 against the qualitative and quantitative goals, 2005 bonus awards could be up to 118.75% of each executive officer’s target bonus.

          Amendment to 2000 Employee Stock Purchase Plan
          On February 18, 2005, the Board of Directors approved an amendment to the 2000 Employee Stock Purchase Plan (the “ESPP”) to provide that the Offering Period (as defined in the ESPP) that commenced on February 1, 2005 shall terminate on June 30, 2005.  Subsequent Offering Periods shall commence on January 1 and July 1 unless and until the Board shall otherwise provide.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On February 18, 2005, Mr. D. James Guzy informed the Company’s Board of Directors that he would be retiring from the Board of Directors, effective at the time of the Company’s 2005 Annual Meeting of Stockholders, and therefore would not stand for re-election.  The Board of Directors has requested, and Mr. Guzy has agreed, that he serve as the Company’s first director emeritus.  The Board created the director emeritus program to avail itself of the continuing participation of certain retiring directors who have made a distinct contribution to the deliberations and actions of the Board.  Directors emeriti are invited to attend Board and committee meetings, but they do not have voting rights.

Item 8.01.  Other Events.

          The Company’s 2005 Annual Meeting will be held on May 19, 2005 at such place and time as will be set forth in the Company’s proxy statement relating to that meeting.  A stockholder proposal not included in the proxy statement for the Company’s 2005 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws.  To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting.  However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.   For the Company’s 2005 Annual Meeting of Stockholders, stockholders must submit written notice to the Secretary in accordance with the foregoing Bylaw provisions no later than March 20, 2005.

Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 24, 2005

LOGICVISION, INC.

By:	/s/ BRUCE M. JAFFE

Bruce M. Jaffe
Vice President of Finance and Chief Financial Officer